Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No.’s 333-168665, 333-177553, 333-1777554 and 333-190518 on Form S-3 and Registration Statement No.’s 333-116055, 333-123707, 333-153017, 333-168666, 333-183201 and 333-190519 on Form S-8 of our report dated April 30, 2014, relating to the financial statements of CallCopy, Inc., for the years ended December 31, 2013 and 2012.

/s/ SS&G, Inc.

Columbus, Ohio

July 7, 2014